EXHIBIT 10(u)

April 18, 2002

Mr. William H. Heyman

1111 Park Avenue, Apt. 9C

New York, NY  10128

Dear Bill:

It is my pleasure to provide you with this letter to confirm our offer for the position of Executive Vice President – Chief Investment Officer reporting directly to me.  I am very excited about the future of The St. Paul, and your leadership and experience will be invaluable in building a successful company.

Your employment terms and total compensation package will consist of the following (effective on the first day of employment):

Term	The term of this agreement shall be three (3) years from the first day of employment.

Base Salary	$500,000 per annum

Annual Incentives

You will be paid a bonus for 2002 of at least $500,000 in February of 2003, if you are actively employed by The St. Paul at that time.  For subsequent years commencing with 2003, the annual target opportunity for this position will be 100% of base salary.

Initial Stock Option Award

In recognition of joining The St. Paul, you will receive a grant of 200,000 stock options on the first day of employment.  The grants will be non-qualified stock options, will have a grant price equal to the closing price of The St. Paul Companies common stock on the initial date of your employment, and will have a ten-year expiration period and four-year pro-rata (i.e., 50,000 options per year) vesting provision.  You will be responsible for all applicable taxes.  The options will include a “reload” feature.

Stock Options

For each year of the term commencing with 2003, you will also be eligible for an annual stock option grant each year of your employment with The St. Paul.  These options will be similar in terms and conditions to the options you receive as part of your initial stock option award.

Executive Tax and Financial Planning

You will be eligible for a first year allowance for 2002 of $15,000 and an annual allowance of $11,000 thereafter in tax and financial planning services (subject to subsequent change in benefit programs as discussed below).

Executive Savings Plus

You will be eligible for a non-qualified deferred compensation plan that allows executives to save money on a tax-deferred basis above IRS imposed limits for 401(k) plans (subject to subsequent change in benefit programs as discussed below).

Change in Control

As a key employee, you will be eligible as a Tier One participant in the Amended and Restated Special Severance Policy which provides a lump-sum separation payment equal to three times the sum of your base salary and target annual incentive if your employment is terminated without cause or for “good reason” in a two year period following a change in control.  A copy of the plan is enclosed herewith.

Severance Plan

If you are terminated without “cause” or voluntarily terminate your employment for “good reason” as defined before the end of the Term, you will be entitled to a severance payment within ten (10) business days following the date of termination equal to the greater of (i) the sum of (a) salary payable through the remainder of the Term (at your then current salary level) and (b) the amount of your target bonus pro-rated for the remainder of the Term, or (ii) the sum of your base salary and annual target bonus, and continuation of coverage under medical and dental plans for one year following termination.  All stock options and restricted stock awards granted more than one year before termination will vest.  Stock options will be eligible for exercise for up to three years from termination.

For purposes of this paragraph, “cause” means (A) your willful and continued failure to perform substantially your duties with The St. Paul (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you which specifically identifies the manner in which you have not substantially performed your duties, or (B) your willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to The St. Paul or its affiliates.  In addition, “good reason” means (A) any material and adverse change in your duties or responsibilities with The St. Paul or a material and adverse change in your titles or offices with The St. Paul; (B) any reduction in your rate of annual base salary or annual target bonus opportunity; or (C) any requirement of The St. Paul that you be based anywhere more than thirty (30) miles from your office in either New York City or St. Paul.

Miscellaneous

In addition to the foregoing, you will be entitled to all changes in compensation structure (i.e., annual incentive targets), benefits and perquisites which are applicable to other senior executives of similar rank.  The benefits applicable to senior executives are currently being reviewed in connection with a comprehensive review of all employee benefit plans.  In the event of any changes in such benefit plans, you will be extended the same benefits applicable to other senior executives of similar rank.  You will also be entitled to first class air travel.

If you have any questions at any time, please give me a call at 651-310-5656.

Sincerely,

Jay S. Fishman
Jay S. Fishman
Chairman & CEO

Accepted:

William H. Heyman
William H. Heyman
Date: April 18, 2002